EXHIBIT 99.1

LaBRANCHE & CO. TO RECORD NON-CASH GOODWILL IMPAIRMENT

NEW YORK, Jan. 27 /PRNewswire-FirstCall/ — LaBranche & Co Inc. (NYSE: LAB) announced today that the Company will record a non-cash pre-tax charge of approximately $170 million, resulting in an after-tax charge of approximately $160 million for the fourth quarter of 2003 attributable to the impairment of the goodwill associated with the reorganization transactions undertaken in connection with its 1999 IPO and its subsequent acquisitions.

SFAS No. 142 requires businesses to test goodwill on an annual basis unless circumstances require otherwise. LaBranche tests its goodwill for impairment on a calendar year basis. Its goodwill impairment test involves an assessment of the fair value of the company’s assets and liabilities, including its specialist stock lists, trade name and exchange seats, and entails a number of assumptions and estimates regarding its future cash flows as well as other factors related to the outlook for the company and the securities markets. In reviewing its goodwill for impairment, LaBranche engaged an independent (third party) valuation firm to assist in the determination of the impairment amount.

As previously announced, LaBranche will release its fourth quarter and full-year 2003 financial results before the open of the market on Wednesday, January 28, 2004 and has scheduled a conference call to review its 2003 fourth quarter results on Wednesday, January 28th at 10:00 a.m. (Eastern). Interested parties may listen to a live audio broadcast of the conference call at www.labranche.com. A replay of the call can be accessed approximately two hours after the completion of the call.

Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 650 companies, nine of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 103 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 200 options.

SOURCE LaBranche & Co Inc. — 01/27/2004 /CONTACT: Larry Prendergast, Executive Vice President of Finance; or Harvey S. Traison, Senior Vice President & Chief Financial Officer, both of LaBranche & Co Inc., +1-212-425-1144; or Investors: Michael Polyviou, or Media: Brian Maddox, or Scot Hoffman, both of Financial Dynamics, +1-212-850-5600/ /Web site: http://www.labranche.com / (LAB) CO: LaBranche & Co Inc.